Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Second Quarter 2018 Results

JERSEY CITY, NJ, Thursday, August 2, 2018 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the second quarter of 2018.

Second Quarter 2018 Highlights
•	Net sales of $140.7 million, representing year-over-year growth of $9.1 million, or 6.9%
•	GAAP net earnings of $6.6 million compared to $3.1 million in second quarter 2017. GAAP EPS of $0.52 per Class A share (versus $0.24 in Q2-17) and $0.56 per Class B share (versus $0.26 in Q2-17)
•
Non-GAAP net earnings of $7.4 million compared to $6.1 million in second quarter 2017. Non-GAAP EPS of $0.58 per Class A share (versus $0.48 in Q2-17) and $0.62 per Class B share (versus $0.51 in Q2-17)

•	$176.9 million in backlog represents gain of $30.4 million, or 21%, from December 31, 2017
•	Quarterly bookings (orders received) of $150.7 million, highest since third quarter of 2014

Non-GAAP financial measures, such as Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of costs associated with ERP system implementation costs and restructuring charges. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, "We are pleased to report our third consecutive quarter of year-over-year sales growth, reflecting higher sales volume across all major product groups. This was led by a 17% increase in sales through our distribution partners, which has been a strategic growth area over the past two years.  Within our Connectivity Solutions group, we saw higher sales of our Stewart passive connectors for structured cabling applications and strength in the military segment for our Cinch optical and copper connectors used in encryption, communications and flight-grade applications.  Sales within our Magnetic Solutions group benefited from increased demand for our Signal Transformer products for use in medical equipment and a higher volume of our integrated connector modules for next-generation switching products.  Our Power Solutions and Protection group also had a strong quarter resulting from higher sales of power supplies for use in traditional datacenters and blockchain technology applications.

The second quarter of 2018 marked the highest bookings quarter since the third quarter of 2014, which is very encouraging.  Our backlog has increased by 27% from a year ago bringing it to $176.9 million at June 30, 2018, with increases seen across all of our major product groups.  We are confident that our sales growth is sustainable, as evidenced by our strong backlog.

While we have good visibility into the third quarter and are optimistic as to the business opportunities we see ahead, we continue to see challenges in labor and material costs, and within certain areas of the supply chain, including resistors, capacitors, mosfets and printed circuit boards.  Additionally, on July 6, 2018, the U.S. Trade Representative implemented increased duty percentages across several hundred Harmonized Tariff Codes that cover several thousand products imported from the PRC into the U.S. by Bel.  In order to contain and offset these margin challenges, we are invoicing surcharges and pricing adjustments to our customers to cover costs incurred to expedite material lead times and additional duties imposed on products imported from the PRC. In the event that any additional tariff proposals are put into effect later in 2018, we would expect to implement similar measures to preserve our gross margins," concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Second Quarter 2018 Results

Net Sales
Net sales were $140.7 million, up 6.9% from last year's second quarter.

•	By geographic segment: Europe was up by 14.1%, North America was up by 9.8% and Asia sales were the same as the second quarter of 2017.
•	By product group: Connectivity Solutions sales were up by 11.6%, Magnetic Solutions sales grew by 4.7% and Power Solutions and Protection sales were up by 4.4%.

On a consolidated basis, sales increased by $9.1 million in the second quarter of 2018 compared to the same period of 2017.  This was also the first quarter of year-over-year sales growth for our Power Solutions and Protection group since the acquisition of Power Solutions in 2014, despite a $2.1 million decline in sales related to our discontinued NPS product line.

Gross Profit
Gross profit margin decreased to 20.6%, from 22.1% in the second quarter of 2017, primarily due to unfavorable foreign currency fluctuations, as the Chinese Renminbi appreciated by approximately 7% against the U.S. Dollar in the second quarter of 2018 compared to the second quarter of 2017.  Approximately 70% of the Company's associates and contract labor are located in the PRC and paid in Renminbi.  Effective February 1, 2018, the PRC also implemented an increase to the minimum wage in a region where one of Bel's factories is located.  This increase in minimum wage is expected to result in higher labor costs of approximately $1.0 million - $1.4 million per year at this facility going forward.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $18.3 million, down from $21.7 million in the second quarter of 2017. The reduction in SG&A expenses primarily related to a $3.5 million favorable swing in foreign exchange rates (a gain of $1.9 million in the second quarter of 2018 compared to a foreign exchange loss of $1.6 million in the second quarter of 2017).

Operating Income
Operating income was $10.7 million, up from $7.3 million in the second quarter of 2017, with an operating margin of 7.6% compared to 5.5% in the second quarter of 2017.

Income Taxes
The provision for income taxes was $2.4 million in the second quarter of 2018, up slightly from the same period of 2017.  This resulted in an effective tax rate of 26.6% during the second quarter of 2018, compared to an effective tax rate of 42.4% during the same quarter last year.  The change in the effective tax rate is primarily attributable to a decrease in tax expense in the North America segment due to the reduction in the U.S. tax rate from 35% in 2017 to 21% in 2018, as well as a decrease in the taxes related to uncertain tax positions.  These reductions were partially offset by an increase in U.S. taxes relating to income from foreign subsidiaries taxed in the U.S. as part of the Tax Cuts and Jobs Act.  Additionally, the 2017 period included U.S. and foreign taxes accrued for gains recognized on a Bel Fuse legal entity restructuring transaction.  The Company continues to evaluate updates to the new tax law and may adjust its initial estimate of the transition tax throughout 2018 as further information becomes available.

Net Earnings
The above factors resulted in net earnings of $6.6 million in the second quarter of 2018 as compared with $3.1 million in the second quarter of 2017.

Six Months Ended June 30, 2018 Results

Net Sales
Net sales were $259.0 million, up 5.6% from the first half of 2017.

•	By geographic segment, Europe was up by 14.9%, North America was higher by 4.3% and Asia was up by 3.2%.
•	By product group, Connectivity Solutions sales were up by 7.4%, Magnetic Solutions sales were 6.8% higher and Power Solutions and Protection sales were up by 2.5%.

On a consolidated basis, sales increased by $13.7 million in the first six months of 2018 compared to the same period of 2017, despite a $3.7 million decline in sales related to the discontinuation of our NPS product line within the Power Solutions Business.

Gross Profit
Gross profit margin decreased to 19.4%, from 21.4% in the first half of 2017, primarily due to an unfavorable fluctuation in the Chinese Renminbi against the U.S. Dollar.  The above-mentioned minimum wage increases in the PRC also had an unfavorable impact on our gross profit margin during the 2018 period.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $39.0 million, down from $42.7 million in the first half of 2017. The reduction in SG&A expenses primarily related to a $3.0 million favorable swing in foreign exchange rates (a gain of $0.9 million in the first half of 2018 compared to a foreign exchange loss of $2.1 million in the first half of 2017).  Other factors contributing to the lower SG&A expense in the 2018 period were lower legal and professional fees and a reduction in depreciation and amortization expense from the 2017 period.

Operating Income
Operating income was $11.1 million, up from $9.6 million in the first half of 2017, with an operating margin of 4.3% compared to 3.9% in the first half of 2017.

Income Taxes
The provision for income taxes was $2.7 million in the first half of 2018 as compared with $2.3 million during the same period of 2017.  This resulted in an effective tax rate of 33.8% during the first half of 2018, compared to 37.0% during the same period last year.  The change in the effective tax rate is primarily attributable to the same factors noted above related to the second quarter.

Net Earnings
The above factors resulted in net earnings of $5.3 million in the first six months of 2018 as compared with $3.9 million in the same period of 2017.

Balance Sheet Data
As of June 30, 2018, working capital was $182.9 million, including $55.7 million of cash and cash equivalents with a current ratio of 2.9-to-1.  In comparison, as of December 31, 2017, working capital was $178.8 million, including $69.4 million of cash and cash equivalents with a current ratio of 3.0-to-1.  Total debt at June 30, 2018 was $115.5 million as compared to $122.7 million at December 31, 2017, reflecting $7.5 million of debt repayments made during the first half of 2018.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 888-220-8451, or 323-794-2588 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 1322415 after 2:00 p.m. ET, also for 20 days.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (including the statements regarding the sustainability of Bel's sales growth, Bel's future business opportunities, the challenges associated with labor and material costs and within certain areas of Bel's supply chain and the impact on Bel's margins of recently announced, as well as any future, changes in tariffs) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; our ongoing evaluation of the consequences of the U.S. Tax Cuts and Jobs Act; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)(2)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$140,710	$131,617	$258,961	$245,285
Cost of sales	111,696	102,490	208,814	192,795
Gross profit	29,014	29,127	50,147	52,490
As a % of net sales	20.6%	22.1%	19.4%	21.4%

Selling, general and administrative expenses	18,306	21,723	38,998	42,698
As a % of net sales	13.0%	16.5%	15.1%	17.4%
Restructuring charges	41	138	45	171

Income from operations	10,667	7,266	11,104	9,621
As a % of net sales	7.6%	5.5%	4.3%	3.9%

Interest expense	(1,349)	(1,586)	(2,527)	(3,010)
Other income/expense, net	(285)	(268)	(521)	(476)
Earnings before benefit for income taxes	9,033	5,412	8,056	6,135

Provision for income taxes	2,399	2,292	2,724	2,269
Effective tax rate	26.6%	42.4%	33.8%	37.0%
Net earnings	$6,634	$3,120	$5,332	$3,866
As a % of net sales	4.7%	2.4%	2.1%	1.6%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,844	9,859	9,850	9,852

Net earnings per common share:
Class A common shares - basic and diluted	$0.52	$0.24	$0.41	$0.30
Class B common shares - basic and diluted	$0.56	$0.26	$0.45	$0.33

(1) The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) The statements of operations for the three and six months ended June 30, 2017 reflect immaterial reclassifications related to the retrospective adoption of new accounting guidance related to presentation of pension costs within the statement of operations. There was no impact on net earnings in connection with the adoption of this guidance.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$55,730	$69,354
Accounts receivable, net	88,972	78,808
Inventories	106,448	107,719
Other current assets	27,970	10,218
Total current assets	279,120	266,099
Property, plant and equipment, net	42,944	43,495
Goodwill and other intangible assets, net	84,756	89,543
Other assets	29,928	32,128
Total assets	$436,748	$431,265

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$59,370	$47,947
Current portion of long-term debt	2,506	2,641
Other current liabilities	34,329	36,712
Total current liabilities	96,205	87,300
Long-term debt	112,958	120,053
Other liabilities	64,288	65,952
Total liabilities	273,451	273,305
Stockholders' equity	163,297	157,960
Total liabilities and stockholders' equity	$436,748	$431,265

(1) The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP Net earnings	$6,634	$3,120	$5,332	$3,866
Interest expense	1,349	1,586	2,527	3,010
Provision for income taxes	2,399	2,292	2,724	2,269
Depreciation and amortization	4,544	5,249	9,320	10,476
EBITDA	$14,926	$12,247	$19,903	$19,621
% of net sales	10.6%	9.3%	7.7%	8.0%

Unusual or special items:
ERP system implementation consulting costs	875	639	1,198	1,088
Professional fees related to legal entity restructuring	-	200	-	200
Restructuring charges	41	138	45	171

Adjusted EBITDA	$15,842	$13,224	$21,146	$21,080
% of net sales	11.3%	10.0%	8.2%	8.6%

(1) The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables detail the impact of certain unusual or special items had on the Company's net earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended June 30, 2018					Three Months Ended June 30, 2017
Reconciling Items	Earnings before taxes	Provision for income taxes	Net earnings	Class A EPS	Class B EPS	Earnings before taxes	Benefit from income taxes	Net earnings	Class A EPS	Class B EPS

GAAP measures	$9,033	$2,399	$6,634	$0.52	$0.56	$5,412	$2,292	$3,120	0.24	0.26
Items included in SG&A expenses:
ERP system implementation consulting costs	875	165	710	0.06	0.06	639	193	446	0.04	0.04
Professional fees related to legal entity restructuring	-	-	-	-	-	200	76	124	0.01	0.01
Restructuring charges	41	8	33	-	-	138	46	92	0.01	0.01
Items included in income taxes:
Incremental tax related to legal entity restructuring	-	-	-	-	-	-	(2,308)	2,308	0.18	0.19
Non-GAAP measures	$9,949	$2,572	$7,377	$0.58	$0.62	$6,389	$299	$6,090	0.48	0.51

	Six Months Ended June 30, 2018					Six Months Ended June 30, 2017
Reconciling Items	Earnings before taxes	Provision for income taxes	Net earnings	Class A EPS	Class B EPS	Earnings before taxes	Benefit from income taxes	Net earnings	Class A EPS	Class B EPS

GAAP measures	$8,056	$2,724	$5,332	$0.41	$0.45	$6,135	$2,269	$3,866	$0.30	$0.33
Items included in SG&A expenses:
ERP system assessment costs	1,198	225	973	0.08	0.08	1,088	333	755	0.06	0.06
Professional fees related to legal entity restructuring	-	-	-	-	-	200	76	124	0.01	0.01
Restructuring charges	45	9	36	-	-	171	44	127	0.01	0.01
Items included in income taxes:
Incremental tax related to legal entity restructuring	-	-	-	-	-	-	(2,308)	2,308	0.18	0.19
Non-GAAP measures	$9,299	$2,958	$6,341	$0.49	$0.53	$7,594	$414	$7,180	$0.56	$0.60